Exhibit 10.2

AMENDMENT TO GAS PURCHASE CONTRACT

This Amendment dated and effective as of September 1, 2014 is between APPROACH RESOURCES I, LP and APPROACH OIL & GAS INC. (collectively “Seller”) and DCP MIDSTREAM, LP (“Buyer”).

In consideration of the premises and of the mutual covenants contained herein, the parties agree to amend the Gas Purchase Contract dated January 1, 2011 between Seller and Buyer, as amended, Buyer’s File No. PRR 0029-000 (the “Contract”) covering properties in Crockett and Schleicher Counties, Texas, as follows:

1. Commitment. The parties amend Subsections 1(b) and 1(c) of Section 1, Commitment, by deleting those subsections in their entirety.

2. Quantity. The parties amend Section 4, Quantity, by deleting Subsection 4(b) and replacing it with the following Subsection 4(b) and by adding the following new subsection 4(d):

(b) Seller may dispose of any gas not taken by Buyer for any reason, including events of force majeure, subject to Buyer’s right to resume purchases at any subsequent time. If Buyer does not take gas for 15 consecutive Days and Seller secures a different temporary market, Buyer may resume purchases only upon 30 Days’ advance written notice as of the beginning of a month following the 30 day notice unless otherwise agreed.

(d) Buyer shall construct a new pipeline to loop its existing high pressure gathering system downstream of the Cinco Terry Delivery Point identified in Exhibit B-2. Buyer will use all commercially reasonable efforts to complete construction of this pipeline and have it in service no later than the end of November 2014.

3. Price. The parties amend Section 5.1, Consideration, and Section 5.2, Residue Gas Value, by deleting them, including Table 5.1, and replacing them with the following:

5.1 Consideration. As full consideration for Seller’s gas deliveries and all its components delivered to Buyer each month, Buyer shall pay Seller (a) 95% of the net Residue Gas value under Section 5.2 for Residue Gas allocated to Seller’s gas, and (b) 95% of the net value under Section 5.4 for any recovered NGLs allocated to Seller’s gas. No separate payment or value calculation is due under this Contract for helium, sulfur, C02, other non-hydrocarbons, or for Inferior Liquids.

5.2 Residue Gas Resale Proceeds. The Residue Gas value will be the weighted average of the prices per MMBtu received by Buyer f.o.b. Buyer’s Facilities for Residue Gas sold during the month. Buyer shall have the right in its sole discretion to negotiate and renegotiate gas sales contracts from time to time as market conditions change.

4. Price; Ethane Rejection. The parties add the following new Subsection 5.6(f), Ethane Rejection:

(f) Ethane Rejection. Whenever Buyer is operating its facilities in less than full ethane recovery mode and actual ethane recovery is less than 80%, the ethane fixed recovery percentage in Subsection 5.6(c) will not apply, and Buyer will then base Seller’s allocable gallons of only ethane on Seller’s pro rata share of any actual ethane recoveries. Buyer will operate in full ethane recovery mode or will pay Seller as if it is operating in full ethane recovery mode unless the prevailing market conditions make the sale of Residue Gas more attractive than the full recovery of ethane.

5. Unprofitable Situations; Renewal Offer. The parties delete Section 5.7, Unprofitable Situations, in its entirety and replace it with the following:

5.7 Delivery Point Termination. If this Contract is terminated in its entirety or with respect to the committed acreage upstream of any Delivery Point, Buyer shall be obligated to offer to enter into a written agreement with Seller to receive the gas produced from the acreage affected by the termination at the applicable Delivery Point and redeliver thermally equivalent quantities (less actual fuel and line loss, not to exceed 5% of the Delivery Point MMBtus) to or for the benefit of Seller at the tailgate of the plant. Buyer’s written offer is due no later than five (5) business Days following termination and is to remain open for acceptance by Seller for a period of at least ten (10) business Days after Buyer makes the offer.

6. Term. The Contract is extended for a primary term expiring nine (9) years following the effective date of this Amendment stated in the opening paragraph above, and will continue in effect from year to year thereafter until canceled by either party as of the end of the extended primary term or any anniversary of that date upon at least 60 days but no more than 120 days advance written notice to the other party.

7. Confidentiality. The parties amend Section 8, Confidentiality, by deleting the following clause (1) in lines four and five: ‘‘(1) to WTG to the extent necessary to comply with the WTG Preferential Right,” and by renumbering subsequent clause numbers from “(2)” and “(3)” to “(1)” and “(2)” respectively.

8. Definitions. The parties amend Exhibit A, Section A Definitions by deleting (n), “Preferential Right,” and by re-lettering the following subsections as (n) through (q).

9. Metering and Measurement. The parties amend Exhibit A, Section D, Metering and Measurement, by deleting “semiannually” in Subsection D.5 and replacing it with “quarterly.”

10. Gas Composition, Gravity, and Heating Value. The parties amend Exhibit A, Section E, “Determination of Gas Composition, Gravity, and Heating Value,” by deleting “Determination of’’ in the title and in the Table of Contents and by deleting “spot sampling” as a permissible means of gas sampling.

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11. Quality of Gas. The parties amend Exhibit A, Section F.4 by adding the following sentence at the end of the subsection:

“The fees described in this subsection will apply only if the aggregate composition of the gas from all Delivery Points exceeds the applicable quality specification.”

12. Delivery Points. Exhibit B-2, Delivery Points, is amended by adding the Delivery Points described below:

5. Block 45 Area- Buyer’s Existing Meter Number 76138189 located in Section 30, Block 46, Crockett County, Texas.

6. Baker Area – Buyer’s Existing Meter Number 76138190 located in Block 2, Runnels County School Land, Crockett County, Texas.

13. Scope. The parties amend the Contract to the extent provided above. In all other respects, they confirm it, and it shall continue in full force and effect.

14. Counterparts. The parties may sign this Amendment in any number of counterparts, all of which constitute one instrument. This Amendment is binding upon all parties signing it, whether or not all parties owning interests in the properties committed under the Contract as amended sign this Amendment.

The parties have signed this Amendment by their duly authorized representatives as of the date stated above.

APPROACH RESOURCES I, LP		DCP MIDSTREAM, LP
By:	Approach Operating, LLC, General Partner
By:	Approach Resources Inc., Sole Member

By: .	/s/ J. Ross Craft J. R. Craft President/CEO	By:	/s/ Greg K. Smith Greg K. Smith President G&P
Signed on: July 29, 2014		Signed on: 8/4, 2014

APPROACH OIL & GAS INC.

By	/s/ J. Ross Craft J. R. Craft President/CEO
Signed on: July 29, 2014

Signature Sheet for Amendment dated

September 1, 2014 to Gas Purchase Contract

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